Exhibit 99.1
Syntax-Brillian Corporation Board Appoints Bradley Lines as Interim CFO
TEMPE, Ariz. — March 27, 2008 — Syntax-Brillian Corporation (NASDAQ:BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras, and consumer electronics products, announced today that Mr. Bradley Lines has been appointed to the position of interim Chief Financial Officer effective March 24, 2008. Mr. Lines has been serving as the firm’s Senior Vice President of Finance and Corporate Treasurer. He will replace Jack Hodgson, who has resigned as Executive Vice President, Chief Financial Officer and Director to pursue other opportunities.
Mr. Lines, age 51, brings over 26 years of experience in finance and operations before joining Syntax-Brillian in May 2007 and becoming Senior Vice President of Finance and Corporate Treasurer in November 2007. He will report directly to James Li, President and Chief Executive Officer, and will direct and oversee Syntax-Brillian’s worldwide financial management and accounting activities.
Mr. Lines has served as the Chief Financial and Chief Operating Officer of several public and private manufacturing and technology companies including Ryobi Outdoor Products, Axxess Technologies and Cirilium. As a CPA with Coopers & Lybrand, which has since become PriceWaterhouseCoopers, Mr. Lines spent over four years performing audits and business services for companies in the Southwest. Mr. Lines graduated from Arizona State University with a BS in Accounting. Mr. Lines has a working knowledge of and speaks conversational Mandarin Chinese.
“Brad’s deep understanding of Syntax-Brillian and his global perspective make him the perfect choice for CFO and a major asset for all Syntax shareholders,” said James Li, President and Chief Executive Officer of Syntax-Brillian Corporation. “We thank Jack for his contributions and wish him the best in his future endeavors.”
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
Syntax-Brillian Corporation
Pattie Adams, (909) 859-8432 (Media)
pattie.adams@syntaxbrillian.com
Investor Relations, (909) 859-8445
investor.relations@syntaxbrillian.com